Exhibit 99.1

Pinnacle Airlines Corp. Purchases Its Preferred Share From Northwest Airlines Corp.

MEMPHIS, TN--(MARKET WIRE)--Jan 4, 2008 -- Pinnacle Airlines Corp. (NASDAQ:PNCL) announced today that it has purchased its Class A Preferred Share from Northwest Airlines Corp. at a purchase price of $20 million. The purchase is in accordance with the Airline Service Agreement between Pinnacle and Northwest agreed to a year ago.

"This is the last step in the process of becoming independent that began with our IPO in 2003, and well-positions us to take advantage of future opportunities. We remain firmly committed to Northwest Airlines, our largest customer," said Philip H. Trenary, Pinnacle's President and Chief Executive Officer. Pinnacle's contract with Northwest runs through 2017.

About Pinnacle Airlines Corp.

Pinnacle Airlines Corp., an airline holding company, is the parent company of Pinnacle Airlines Inc. and Colgan Air Inc. Pinnacle Airlines Inc. operates a fleet of 139 regional jets in the United States and Canada as Northwest Airlink and Delta Connection. Colgan Air Inc. operates a fleet of 49 regional turboprops as Continental Connection, United Express and US Airways Express. Pinnacle Airlines Corp. operating units fly over 1,000 daily flights and transport more than 10 million passengers a year to 134 cities and towns in North America. Visit www.pncl.com for more information.

Contact:
Joe Williams
901-346-6162
SOURCE: Pinnacle Airlines Corp.